Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2016 Results

-     Net income of $6.5 million; diluted earnings per share of $0.56     -

-     Revenue increase of 13.4% on finance receivable growth of 15.7%     -

-     Portfolio growth of $50 million sequentially to $696 million as of September 30     -

Greenville, South Carolina – October 27, 2016 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Net income for the third quarter of 2016 was $6.5 million, comparable with the prior-year period; non-GAAP net income was $6.7 million, an increase of 3.4% from the prior-year period. Diluted earnings per share were $0.56, and on a non-GAAP basis, diluted earnings per share were $0.58. Non-GAAP net income excludes $0.4 million of non-operating system implementation costs.

•	Total finance receivables as of September 30, 2016 were $696 million, an increase of 15.7%, or $95 million, from the prior year and up 7.8%, or $50 million, sequentially:

•	Sixth consecutive quarter that total finance receivables have increased at least 10% over the prior-year period.

•	Large loan finance receivables of $217 million increased $97 million, or 81.3%, from the prior-year period and now represent over 31% of the total loan portfolio.

•	Total revenue for the third quarter of 2016 was $62.5 million, a $7.4 million, or 13.4%, increase from the prior-year period, and a $5.2 million, or 9.0%, increase sequentially. Revenue growth over the prior-year period was driven by a 15.7% increase in receivables, partially offset by an overall yield decline of 40 basis points. On a sequential basis, overall yield increased by 30 basis points.

•	Net charge-offs for the third quarter of 2016 were $13.5 million, an increase of $1.0 million versus the prior-year period. Annualized net charge-offs of 8.0% of average finance receivables were down 50 basis points compared to the prior-year period.

•	Total delinquencies as a percentage of total finance receivables as of September 30, 2016 were 18.2%, a slight decline from 18.3% as of June 30, 2016 and an improvement from 22.4% as of September 30, 2015.

•	30+ day contractual delinquencies were 7.1%, an increase sequentially from 6.8% as of June 30, 2016 – consistent with the seasonality of Regional Management’s business – but reduced from 7.3% as of September 30, 2015.

•	In August, Regional Management amended its senior revolving credit facility agreement, increasing the committed line to $585 million and extending the maturity date to August 2019. The upper limit of the accordion feature of the credit facility was also increased to $650 million.

“Our third quarter was marked by strong growth in our core small and large loan portfolios,” said Peter R. Knitzer, Chief Executive Officer of Regional Management Corp. “Total finance receivables increased nearly 16% from the prior year and grew almost 8% from June 30th of this year alone. Our interest and fee income increased over 15%, which tracks closely with our portfolio growth. As a result of strong portfolio growth, our provision for credit losses in the quarter increased $2.3 million over the prior-year period, but our net charge-offs as a percentage of average finance receivables improved from the prior-year period, once again showing the stability of our credit performance. While our personnel expense held mostly in line with previous quarters in 2016, it was elevated from the prior-year period due to lower incentive expense in the third quarter of 2015.”

“In addition to solid operating results for the quarter, the transition to our new operating platform continues to progress,” continued Mr. Knitzer. “We recently converted our third state, North Carolina, to the new system, and as we’ve continued the implementation process, we’ve learned that the most prudent course of action is to successfully convert one state at a time. As a result, we expect the system to be fully adopted in all of our states in the first half of 2017. We are pleased with the system’s performance thus far, and we continue to focus our efforts on converting our remaining states, which will allow us to enhance our opportunities for the long-term success of the Company.”

Third Quarter 2016 Results

Finance receivables outstanding at September 30, 2016 were $696.1 million, a 15.7% increase from $601.6 million in the prior year. Finance receivables increased primarily due to an increase in both the small and large loan portfolios resulting from Regional Management’s marketing efforts and the net addition of 16 de novo branches since September 30, 2015. On a sequential basis, finance receivables increased by $50.4 million from the second quarter.

For the third quarter ended September 30, 2016, the Company reported total revenue of $62.5 million, a 13.4% increase from $55.1 million in the prior-year period. Interest and fee income for the third quarter of 2016 was $57.4 million, a 15.4% increase from $49.7 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period. Insurance income, net for the third quarter of 2016 was $2.3 million, a decline of $0.4 million from the prior-year period due primarily to increased claims expense. Other income for the third quarter of 2016 was $2.7 million, a 4.7% increase from the prior-year period.

The provision for credit losses in the third quarter of 2016 was $16.4 million versus $14.1 million in the prior-year period, primarily due to the growth of finance receivables in the quarter. In addition, the allowance for credit losses increased sequentially at the same rate as loan growth, resulting in the provision for credit losses increasing by approximately $3.0 million from the second quarter.

Net charge-offs were $13.5 million in the third quarter of 2016 versus $12.5 million in the prior-year period. On a sequential basis, net charge-offs in the third quarter of 2016 increased slightly from the second quarter of 2016. Annualized net charge-offs as a percentage of average finance receivables in the third quarter of 2016 were 8.0%, an improvement from 8.5% in the prior-year period and 8.6% in the second quarter of 2016.

General and administrative expenses for the third quarter of 2016 were $30.5 million, an increase of 16.3%, or $4.3 million, from the prior-year period. Home office expenses increased $3.7 million from the prior-year period primarily due to $2.2 million in increased incentive expense and $0.8 million in increased salary expense. Incentive expense increased due to reduced short- and long-term incentive plan accruals in the prior-year period that did not recur in the third quarter of 2016. Salaries increased primarily due to the addition of 13 employees in the home office. Branch expenses in the third quarter of 2016 improved $0.1 million from the prior-year period, despite the addition of 16 net new branches since September 30, 2015, as branch headcount decreased due to the 2015 phase-out of field calling as a collection activity. Sequentially, general and administrative expenses rose $0.9 million, or 3.1%, from the second quarter of 2016. Excluding $0.4 million in loan system conversion costs in the third quarter of 2016, general and administrative expenses for the third quarter of 2016 would have been $30.0 million versus $26.2 million in the prior-year period.

GAAP net income for the third quarter of 2016 was $6.5 million, comparable with the prior-year period. Diluted earnings per share for the third quarter of 2016 were $0.56, an increase from $0.50 in the prior-year period. Excluding the aforementioned non-operating expense in the third quarter of 2016, non-GAAP net income in the third quarter of 2016 would have been $6.7 million and diluted earnings per share would have been $0.58. For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

Nine Months 2016 Results

For the nine months ended September 30, 2016, the Company reported total revenue of $176.5 million, a 9.9% increase from $160.6 million in the prior-year period. Interest and fee income for the nine months ended September 30, 2016 was $161.3 million, an 11.7% increase from $144.5 million in the prior-year period, primarily due to a significant increase in the portfolios of both small and large installment loans compared to the prior-year period. Insurance income, net for the nine months ended September 30, 2016 was $7.9 million, a 10.5% decrease from the prior-year period, primarily attributable to increased claims expense. Other income for the nine months ended September 30, 2016 was $7.3 million, comparable with the prior-year period.

The provision for credit losses for the nine months ended September 30, 2016 was $43.6 million versus $35.9 million in the prior-year period. Net charge-offs for the nine months ended September 30, 2016 were $41.9 million compared to $38.6 million in the prior-year period. Annualized net charge-offs as a percentage of average finance receivables for the nine months ended September 30, 2016 was 8.7%, a decline from 9.2% in the prior-year period.

General and administrative expenses for the nine months ended September 30, 2016 were $89.8 million, an increase of $2.8 million, or 3.2%, from $87.0 million in the prior-year period. The nine months 2016 results included $1.4 million in non-operating loan system conversion costs, while the nine months 2015 results included $2.7 million in non-operating expenses.

GAAP net income for the nine months ended September 30, 2016 was $17.6 million, a 9.8% increase compared to GAAP net income of $16.0 million in the prior-year period, and diluted earnings per share for the nine months ended September 30, 2016 were $1.44 compared to $1.22 in the prior-year period. Excluding the aforementioned non-operating expenses, non-GAAP net income for the nine months ended September 30, 2016 totaled $18.5 million and non-GAAP diluted earnings per share were $1.51, compared to non-GAAP net income of $17.7 million and non-GAAP diluted earnings per share of $1.35 in the prior-year period.

2016 De Novo Outlook

As of September 30, 2016, the Company’s branch network consisted of 338 locations. Due to its focus on implementing its new loan management system, the Company plans to return to opening additional de novo branches in early 2017.

Liquidity and Capital Resources

As of September 30, 2016, the Company had finance receivables of $696.1 million and outstanding long-term debt of $481.8 million (consisting of $435.4 million of long-term debt on its $585.0 million senior revolving credit facility and $46.4 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 590-2959 (toll-free) or (503) 343-6651 (direct), passcode 95219899. Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Thursday, November 3, 2016, by telephone at (855) 859-2056 (toll-free) or (404) 537-3406 (direct), passcode 95219899. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q’16	3Q’15	$	%	YTD’16	YTD’15	$	%
Revenue
Interest and fee income	$57,420	$49,741	$7,679	15.4%	$161,309	$144,474	$16,835	11.7%
Insurance income, net	2,346	2,767	(421)	(15.2)%	7,886	8,816	(930)	(10.5)%
Other income	2,709	2,588	121	4.7%	7,302	7,331	(29)	(0.4)%

Total revenue	62,475	55,096	7,379	13.4%	176,497	160,621	15,876	9.9%

Expenses
Provision for credit losses	16,410	14,085	(2,325)	(16.5)%	43,587	35,899	(7,688)	(21.4)%
Personnel	18,180	15,993	(2,187)	(13.7)%	51,981	51,964	(17)	(0.0)%
Occupancy	5,175	4,458	(717)	(16.1)%	14,808	12,791	(2,017)	(15.8)%
Marketing	1,786	1,134	(652)	(57.5)%	5,363	5,614	251	4.5%
Other	5,312	4,597	(715)	(15.6)%	17,654	16,679	(975)	(5.8)%

Total general and administrative	30,453	26,182	(4,271)	(16.3)%	89,806	87,048	(2,758)	(3.2)%
Interest expense	5,116	4,335	(781)	(18.0)%	14,637	11,871	(2,766)	(23.3)%

Income before income taxes	10,496	10,494	2	0.0%	28,467	25,803	2,664	10.3%
Income taxes	4,020	3,987	(33)	(0.8)%	10,903	9,805	(1,098)	(11.2)%

Net income	$6,476	$6,507	$(31)	(0.5)%	$17,564	$15,998	$1,566	9.8%

Net income per common share:
Basic	$0.57	$0.51	$0.06	11.8%	$1.47	$1.25	$0.22	17.6%

Diluted	$0.56	$0.50	$0.06	12.0%	$1.44	$1.22	$0.22	18.0%

Weighted-average shares outstanding:
Basic	11,384	12,881	1,497	11.6%	11,963	12,835	872	6.8%

Diluted	11,664	13,111	1,447	11.0%	12,194	13,063	869	6.7%

Return on average assets (annualized)	3.9%	4.5%			3.7%	3.9%

Return on average equity (annualized)	13.2%	13.4%			11.7%	11.4%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q’16	3Q’15	$	%
Assets
Cash	$3,959	$4,922	$(963)	(19.6)%
Gross finance receivables	887,316	743,003	144,313	19.4%
Unearned finance charges, insurance premiums, and commissions	(191,167)	(141,395)	(49,772)	(35.2)%

Finance receivables	696,149	601,608	94,541	15.7%
Allowance for credit losses	(39,100)	(37,786)	(1,314)	(3.5)%

Net finance receivables	657,049	563,822	93,227	16.5%
Property and equipment, net of accumulated depreciation	10,701	8,250	2,451	29.7%
Restricted cash	7,906	2,900	5,006	172.6%
Intangible assets, net	4,608	1,697	2,911	171.5%
Goodwill	716	716	—	0.0%
Repossessed assets at net realizable value	429	343	86	25.1%
Deferred tax asset, net	—	265	(265)	(100.0)%
Other assets	5,961	4,593	1,368	29.8%

Total assets	$691,329	$587,508	$103,821	17.7%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$481,766	$379,617	$102,149	26.9%
Unamortized debt issuance costs	(2,403)	(1,458)	(945)	(64.8)%

Net long-term debt	479,363	378,159	101,204	26.8%
Accounts payable and accrued expenses	11,436	11,754	(318)	(2.7)%
Deferred tax liability, net	432	—	432	100.0%

Total liabilities	491,231	389,913	101,318	26.0%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,984 shares issued and 11,438 shares outstanding at September 30, 2016 and 12,914 shares issued and outstanding at September 30, 2015	1,298	1,291	7	0.5%
Additional paid-in-capital	91,524	88,913	2,611	2.9%
Retained earnings	132,322	107,391	24,931	23.2%
Treasury stock, at cost, 1,546 shares at September 30, 2016	(25,046)	—	(25,046)	(100.0)%

Total stockholders’ equity	200,098	197,595	2,503	1.3%

Total liabilities and stockholders’ equity	$691,329	$587,508	$103,821	17.7%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	3Q’16		2Q’16		3Q’15
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$337,674	43.3%	$313,388	43.0%	$323,491	43.2%
Large loans	206,437	29.0%	178,683	28.8%	106,155	27.6%
Automobile loans	99,113	17.7%	103,626	17.9%	133,857	18.8%
Retail loans	31,317	19.4%	29,007	19.1%	25,022	19.1%

Total interest and fee yield	$674,541	34.0%	$624,704	33.7%	$588,525	33.8%

Total revenue yield	$674,541	37.0%	$624,704	36.7%	$588,525	37.4%

	Components of Increase in Interest and Fee Income 3Q’16 Compared to 3Q’15 Increase (Decrease)
	Volume	Rate	Net
Small loans	$1,534	$93	$1,627
Large loans	7,262	391	7,653
Automobile loans	(1,556)	(367)	(1,923)
Retail loans	305	17	322

Total increase in interest and fee income	$7,545	$134	$7,679

	Net Loans Originated (1)
	3Q’16	2Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$160,642	$153,049	$7,593	5.0%	$144,322	$16,320	11.3%
Large loans	62,846	72,174	(9,328)	(12.9)%	44,911	17,935	39.9%
Automobile loans	11,099	9,355	1,744	18.6%	7,665	3,434	44.8%
Retail loans	9,258	8,627	631	7.3%	7,868	1,390	17.7%

Total net loans originated	$243,845	$243,205	$640	0.3%	$204,766	$39,079	19.1%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	3Q’16	2Q’16	3Q’15
Net charge-offs	$13,510	$13,416	$12,470
Percentage of average finance receivables (annualized)	8.0%	8.6%	8.5%
Provision for credit losses	$16,410	$13,386	$14,085
Percentage of average finance receivables (annualized)	9.7%	8.6%	9.6%
Percentage of total revenue	26.3%	23.4%	25.6%
General and administrative expenses	$30,453	$29,548	$26,182
Percentage of average finance receivables (annualized)	18.1%	18.9%	17.8%
Percentage of total revenue	48.7%	51.5%	47.5%
Same store results:
Finance receivables at period-end	$657,764	$611,589	$573,221
Finance receivable growth rate	12.3%	9.5%	7.1%
Number of branches in calculation	315	306	293

	Finance Receivables by Product
	3Q’16	2Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q’15	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$349,390	$320,077	$29,313	9.2%	$328,207	$21,183	6.5%
Large loans	217,102	194,857	22,245	11.4%	119,731	97,371	81.3%

Total core loans	566,492	514,934	51,558	10.0%	447,938	118,554	26.5%
Automobile loans	97,141	100,721	(3,580)	(3.6)%	128,131	(30,990)	(24.2)%
Retail loans	32,516	30,089	2,427	8.1%	25,539	6,977	27.3%

Total finance receivables	$696,149	$645,744	$50,405	7.8%	$601,608	$94,541	15.7%

Number of branches at period end	338	338	—	0.0%	322	16	5.0%
Average finance receivables per branch	$2,060	$1,910	$150	7.9%	$1,868	$192	10.3%

	Contractual Delinquency by Aging
	3Q’16		2Q’16		3Q’15
Allowance for credit losses	$39,100	5.6%	$36,200	5.6%	$37,786	6.3%
Current	569,412	81.8%	527,080	81.7%	466,847	77.6%
1 to 29 days past due	77,097	11.1%	74,439	11.5%	90,626	15.1%

Delinquent accounts:
30 to 59 days	17,323	2.4%	16,710	2.5%	17,094	2.8%
60 to 89 days	10,966	1.6%	10,045	1.6%	9,952	1.7%
90 to 119 days	8,363	1.3%	7,237	1.1%	6,874	1.1%
120 to 149 days	7,215	1.0%	5,358	0.8%	5,766	1.0%
150 to 179 days	5,773	0.8%	4,875	0.8%	4,449	0.7%

Total contractual delinquency	$49,640	7.1%	$44,225	6.8%	$44,135	7.3%

Total finance receivables	$696,149	100.0%	$645,744	100.0%	$601,608	100.0%

1 day and over past due	$126,737	18.2%	$118,664	18.3%	$134,761	22.4%

	Contractual Delinquency by Product
	3Q’16		2Q’16		3Q’15
Small loans	$30,169	8.6%	$26,436	8.3%	$29,771	9.1%
Large loans	10,142	4.7%	8,459	4.3%	3,829	3.2%
Automobile loans	7,459	7.7%	7,768	7.7%	9,327	7.3%
Retail loans	1,870	5.8%	1,562	5.2%	1,208	4.7%

Total contractual delinquency	$49,640	7.1%	$44,225	6.8%	$44,135	7.3%

	Quarterly Trend
	3Q’15	4Q’15	1Q’16	2Q’16	3Q’16	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$49,741	$51,320	$51,300	$52,589	$57,420	$4,831	$7,679
Insurance income, net	2,767	2,838	2,939	2,601	2,346	(255)	(421)
Other income	2,588	2,527	2,458	2,135	2,709	574	121

Total revenue	55,096	56,685	56,697	57,325	62,475	5,150	7,379

Expenses
Provision for credit losses	14,085	11,449	13,791	13,386	16,410	(3,024)	(2,325)
Personnel	15,993	17,283	17,127	16,674	18,180	(1,506)	(2,187)
Occupancy	4,458	4,522	4,863	4,770	5,175	(405)	(717)
Marketing	1,134	1,403	1,515	2,062	1,786	276	(652)
Other	4,597	5,342	6,300	6,042	5,312	730	(715)

Total general and administrative	26,182	28,550	29,805	29,548	30,453	(905)	(4,271)
Interest expense	4,335	4,350	4,710	4,811	5,116	(305)	(781)

Income before income taxes	10,494	12,336	8,391	9,580	10,496	916	2
Income taxes	3,987	4,969	3,215	3,668	4,020	(352)	(33)

Net income	$6,507	$7,367	$5,176	$5,912	$6,476	$564	$(31)

Net income per common share:
Basic	$0.51	$0.57	$0.41	$0.50	$0.57	$0.07	$0.06

Diluted	$0.50	$0.56	$0.40	$0.49	$0.56	$0.07	$0.06

Weighted-average shares outstanding:
Basic	12,881	12,891	12,756	11,756	11,384	372	1,497

Diluted	13,111	13,105	12,949	11,974	11,664	310	1,447

Net interest margin	$50,761	$52,335	$51,987	$52,514	$57,359	$4,845	$6,598

Net credit margin	$36,676	$40,886	$38,196	$39,128	$40,949	$1,821	$4,273

	3Q’15	4Q’15	1Q’16	2Q’16	3Q’16	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$587,508	$626,373	$609,707	$642,803	$691,329	$48,526	$103,821

Finance receivables	$601,608	$628,444	$607,363	$645,744	$696,149	$50,405	$94,541

Allowance for credit losses	$37,786	$37,452	$36,230	$36,200	$39,100	$2,900	$1,314

Long-term debt	$379,617	$411,177	$396,543	$441,147	$481,766	$40,619	$102,149

	Headcount Trend
	3Q’15	4Q’15	1Q’16	2Q’16	3Q’16	QoQ Inc (Dec)	YoY Inc (Dec)
Legacy branch headcount	1,256	1,280	1,237	1,184	1,178	(6)	(78)
2016 new branch headcount			17	17	17	—	17

Total branch headcount	1,256	1,280	1,254	1,201	1,195	(6)	(61)
Home office headcount	129	133	137	140	142	2	13

Total headcount	1,385	1,413	1,391	1,341	1,337	(4)	(48)

Number of branches	322	331	339	338	338	—	16

	General & Administrative Expenses Trend
	3Q’15	4Q’15	1Q’16	2Q’16	3Q’16	QoQ $ B(W)	YoY $ B(W)
Legacy branch expenses	$18,794	$18,724	$18,822	$16,689	$18,047	$(1,358)	$747
2016 new branch expenses			548	606	619	(13)	(619)

Total branch expenses	18,794	18,724	19,370	17,295	18,666	(1,371)	128
Marketing expenses	1,134	1,403	1,515	2,062	1,787	275	(653)
Home office expenses	6,254	8,423	8,920	10,191	10,000	191	(3,746)

Total G&A expenses	$26,182	$28,550	$29,805	$29,548	$30,453	$(905)	$(4,271)

	Averages and Yields
	YTD’16		YTD’15
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$327,626	42.5%	$311,897	44.5%
Large loans	179,508	28.7%	79,806	27.4%
Automobile loans	104,797	17.9%	142,417	19.1%
Retail loans	29,464	19.2%	24,983	18.7%

Total interest and fee yield	$641,395	33.5%	$559,103	34.5%

Total revenue yield	$641,395	36.7%	$559,103	38.3%

	Components of Increase in Interest and Fee Income YTD’16 Compared to YTD’15 Increase (Decrease)
	Volume	Rate	Net
Small loans	$5,126	$(4,926)	$200
Large loans	21,420	836	22,256
Automobile loans	(5,124)	(1,245)	(6,369)
Retail loans	643	105	748

Total increase (decrease) in interest and fee income	$22,065	$(5,230)	$16,835

	Net Loans Originated (1)
	YTD’16	YTD’15	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$428,068	$427,909	$159	0.0%
Large loans	183,589	120,874	62,715	51.9%
Automobile loans	28,939	34,057	(5,118)	(15.0)%
Retail loans	26,586	22,731	3,855	17.0%

Total net loans originated	$667,182	$605,571	$61,611	10.2%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’16	YTD’15
Net charge-offs	$41,939	$38,624
Percentage of average finance receivables (annualized)	8.7%	9.2%
Provision for credit losses	$43,587	$35,899
Percentage of average finance receivables (annualized)	9.1%	8.6%
Percentage of total revenue	24.7%	22.4%
General and administrative expenses	$89,806	$87,048
Percentage of average finance receivables (annualized)	18.7%	20.8%
Percentage of total revenue	50.9%	54.2%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	3Q‘16	Adjustments		Non-GAAP
General and administrative expenses	$30,453	$(412	)(1)	$30,041
Income taxes	$4,020	$158	(5)	$4,178
Net income	$6,476	$254		$6,730
Diluted net income per common share	$0.56	$0.02		$0.58

	Non-GAAP Reconciliation
	YTD’16	Adjustments		Non-GAAP
General and administrative expenses	$89,806	$(1,440	)(2)	$88,366
Income taxes	$10,903	$552	(5)	$11,455
Net income	$17,564	$888		$18,452
Diluted net income per common share	$1.44	$0.07		$1.51

	Non-GAAP Reconciliation
	YTD’15	Adjustments		Non-GAAP
General and administrative expenses	$87,048	$(2,676	)(2)(3)(4)	$84,372
Income taxes	$9,805	$1,017	(5)	$10,822
Net income	$15,998	$1,659		$17,657
Diluted net income per common share	$1.22	$0.13		$1.35

(1)	Exclude loan system conversion costs of $412 for 3Q’16
(2)	Exclude loan system conversion costs of $1,440 and $613 for YTD’16 and YTD’15
(3)	Exclude executive retirement agreement costs of $533
(4)	Exclude CEO equity award costs of $1,530
(5)	Tax effect of the adjustments